The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Index Pricing Date: September 30, 2024 Observation Date: October 1, 2029 Maturity Date: October 4, 2029 Upside Leverage Factor: At least 1.12* Barrier Amount: 70.00% of the Initial Value Payment At Maturity: If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Index Return × Upside Leverage Factor) If the Final Value is equal to the Initial Value or is less than the Initial Value but greater than or equal to the Barrier Amount, you will receive the principal amount of your notes at maturity. If the Final Value is less than the Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Index Return) If the Final Value is less than the Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity. CUSIP: 48135TYE7 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48135TYE7/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.12. **Reflects Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would l ike ly be lower. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5yr SPX Uncapped Accelerated Barrier Notes H North America Structured Investments Hypothetical Total Returns** Total Return on the Notes Index Return Final Value 72.80% 65.00% 165.00 44.80% 40.00% 140.00 22.40% 20.00% 120.00 11.20% 10.00% 110.00 5.60% 5.00% 105.00 1.12% 1.00% 101.00 0.00% 0.00% 100.00 0.00% - 5.00% 95.00 0.00% - 10.00% 90.00 0.00% - 20.00% 80.00 0.00% - 30.00% 70.00 - 30.01% - 30.01% 69.99 - 40.00% - 40.00% 60.00 - 60.00% - 60.00% 40.00 - 80.00% - 80.00% 20.00 - 100.00% - 100.00% 0.00

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The benefit provided by the Barrier Amount may terminate on the Observation Date. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as “JPMS”) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. North America Structured Investments The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. 5yr SPX Uncapped Accelerated Barrier Notes